Exhibit 5.1

David Lubin & Associates, PLLC

108 S. Franklin Avenue

Valley Stream, New York 11580

Telephone: (516) 887-8200
Facsimile: 516-887-8250

david@dlubinassociates.com

August 10, 2015

Mr. James Murray

Earth Brand Holdings, Inc.

4675 Route 9N

Howell, New Jersey 077316

Re:   Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Earth Brand Holdings, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of (i) up to 6,948,276 shares of common stock that are currently issued and outstanding (the “Shares”) and (ii) up to 2,000,000 shares of common stock that are issuable upon the conversion of Series A Cumulative Prior Preferred Stock (“Series A Stock”) which are currently issued and outstanding (the “Conversion Shares”) held by the selling security holders named therein.

In connection therewith, as to matters of fact, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the articles of incorporation, bylaws and the certificate of designation of preferences, rights and limitations of Series A Cumulative Prior Preferred Stock of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary and have made such examination of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based upon and subject to the foregoing, we are of the opinion that:

1.                  The currently issued and outstanding Shares are duly authorized, legally and validly issued, fully paid and non-assessable;

2.                  The shares of Series A Stock, which are currently outstanding, are validly issued, fully paid and non-assessable; and

3.                 The Conversion Shares that may be issued upon conversion of the Series A Stock will be validly issued, fully paid and non-assessable, when issued in accordance with the terms of the Articles of Incorporation.

We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC

DAVID LUBIN & ASSOCIATES, PLLC